Exhibit 10.1

RESIGNATION AND SEPARATION AGREEMENT

THE UNDERSIGNED PARTIES:

uniQure biopharma B.V., a company with limited liability, having its registered office and principal place of business in Amsterdam duly represented in this matter by J.L. Burggraaf hereinafter referred to as “Employer”,

and

Dr. Sander J. van Deventer, hereinafter referred to as “Employee”,

Hereinafter jointly referred to as “Parties”;

WHEREAS:

The Employee has been employed by the Employer since 7 August 2017, most recently on the basis of an open-end employment contract dated 20 August 2019 (the “Employment Contract”) in the position of Executive Vice President, Research and Product Development. The Employee’s most recently earned salary is €29,435 gross per month, including holiday allowance and other emoluments;

a)           The Employee has informed the Employer about his intention to resign immediately in order to pursue other opportunities;

b)           The Employee has been on a leave of absence effective on or about July 27, 2020;

c)           The Employer desires to retain Employee for an additional period to allow for the orderly transition of the Employee’s duties and of related functions of the organization for which Employee currently has responsibility; and

d)           The Employee and Employer have agreed to the arrangements provided below to facilitate an orderly transition and to terminate the Employment Contract, which arrangements they wish to lay down as follows in this agreement (hereinafter referred to as the “Agreement”), which they intend to constitute their entire settlement;

DECLARE THAT THEY HAVE AGREED AS FOLLOWS:

1.        The Effective Date of this Agreement is August 25, 2020.

2.        The Employment Contract will end due to the resignation of the Employee on September 14, 2020 (hereinafter referred to as the “Termination Date”) without requiring any further legal act by either Party.

3.        The Employer will pay the Employee a gross employment termination payment equal to the Severance Pay as defined in Sections 2.4.1 and 2.4.3 of the Employment Contract (i.e., € 588.700) to compensate for the Employee’s loss of wages and/or to supplement benefits paid pursuant to social security legislation (hereinafter referred to as the “Employment Termination Payment”).

4.        The Employer will transfer the Employment Termination Payment to the Employee’s bank account as currently known to the Employer no later than four weeks after the Termination Date.

5.        As of the Effective Date, the Employee will not be performing his role as, and will not have the title of, Executive Vice President, Research and Product Development, and instead agrees to have the title and role of, Scientific Advisor during the organizational transition prior to the Termination Date.

6.        Until the Termination Date, the Employee will receive the usual gross monthly salary of €29.435,00. All other terms of employment will remain in full force and effect until the Termination Date unless the Parties stipulate otherwise in this Agreement.

7.        At the Employee’s written request, the Employment Contract may be terminated before the Termination Date (hereinafter referred to as the “Earlier Termination Date”) for purposes of pursuing a bone fide employment opportunity. Upon such written request, the Employee will not be obliged to observe the notice period, and all references to “Termination Date” in this Agreement will be construed as reading “Earlier Termination Date”.

8.        The Employer, in its sole discretion subject to applicable law, may choose to put the Employee on garden leave at any time on or after the Effective Date and prior to the Termination Date. Garden leave will be considered equal to continuation of employment at the current Pro-rata Base Salary, and the Employee will continue his working duties as a Scientific Advisor to the Employer.

9.        By signing this Agreement and as of the Effective Date, the Employee resigns his position and steps down as director of the Employer, the Employer’s affiliates and all other companies where he was appointed as a director as part of his Employment Contract with the Employer. As soon as possible thereafter and with immediate effect, the Employee’s entry as director of the Employer and the Employer’s affiliates will be removed from the records of the Commercial Register of the Chamber of Commerce. The Employee will cooperate with said deregistration.

10.      The Employer will advise the competent body to discharge the Employee from liability for the policies pursued and management conducted by the Employee until that time at the next meeting. The competent body will only be able to adopt that resolution if it is established that no facts or circumstances exist that render it impossible to grant the Employee discharge from liability. At the time of signing this Agreement, each of the Employer and the Employee is not aware of any facts and/or circumstances that render it impossible to grant the Employee discharge from liability. Upon request, the Employee will be given a copy of the relevant minutes.

11.      The equity agreements concluded between Employer and Employee pursuant to the uniQure N.V. 2014 Share Incentive Plan as amended (hereinafter referred to as the “Equity Plan”) will remain in full force and effect per their terms and are not altered by the terms of this Agreement, except as expressly provided in this paragraph, namely:

11.1     Pursuant to this Agreement, all grants of equity will continue to vest until the Termination Date, at which time all such grants of equity shall cease to vest (excepting the grants of Performance Share Units (hereinafter referred to as “PSUs”) addressed in item (iii) below);

11.2     Any unvested shares of the three grants of options to purchase ordinary shares of uniQure N.V. dated on or about 20 September 2017, 26 January 2018, and 26 January 2019 respectively will accelerate and be fully vested as of the Termination Date; and

11.3     The PSUs that have been earned as of the Termination Date (i.e., the PSUs dated on or about 26 January 2018 and 26 January 2019 respectively), will vest according to their terms (i.e., three years following the grant date subject to the terms and conditions of the respective equity grants).

12.      This Agreement, including, without limitation, all provisions related to grants of equity pursuant the Equity Plan, is subject to the approval of the Board of Directors of uniQure N.V. (the “Board”). This Agreement shall be void if not approved by the Board within thirty (30) days of the Effective Date unless another date is mutually agreed to in writing by the Parties.

13.      Within four weeks of the Termination Date the Employer will draw up a regular final settlement. Holiday and other leave entitlement will be deemed to have been taken at the Termination Date. The Employee hereby expressly waives any compensation for holiday and other leave entitlement that he has accrued but not taken. Employee shall be allowed to take any remaining holiday and other leave entitlement during the period from the Effective Date to the Termination date, and Employee shall coordinate such leave with Employer’s human resources department. Periods during which the employee is consuming his holiday and other leave shall not be considered garden leave.

14.      Apart from the foregoing, the Employer will not owe the Employee any other compensation, in any form or for any reason whatsoever, irrespective of the provisions of the Employment Contract and/or any applicable collective bargaining agreement (“CAO”), unless this Agreement expressly provides otherwise. The Employee is no longer entitled to any amounts in bonuses, commissions, profit-sharing and/or variable remuneration (in any form or for any year whatsoever).

15.      The Employee acknowledges that he is not entitled to any transitional compensation within the meaning of Section 673 of Book 7 of the Dutch Civil Code. If and in so far as necessary, the Parties agree that any transitional compensation is included in the Employment Termination Payment.

16.      RESERVED.

17.      The Employee will return all items that are in his possession by virtue of his Employment Contract, including any computers, computer equipment, mobile telephone, keys, and cards.

Pursuant to Clause 11 of the Employment Contract, the Employee will return all documents, correspondence, other information carriers, copies thereof, and other data or information of Employer. All items will be returned in clean and good condition to the Employer by the Termination Date.

18.      Non-Competition and Restrictive Clauses. Clause 10 (confidentiality obligation) of the Employment Contract will continue to apply according to its terms after the Termination Date. Clause 13 (non-compete and business relationship clause) and Clause 16 (penalty clause) of the Employment Contract are replaced with this Section 18.

18.1   Permitted Activities.  The provisions of Clauses 18.2 through 18.4 shall not apply in the following limited circumstances provided in this Section 18.1 (the “Permitted Activities”), provided that Employee is otherwise in full compliance with the terms of Clauses 18 and 19:

18.1.1 Employee shall be allowed to act as an Operating Partner at Forbion, including conceptualizing, searching, sourcing, evaluating and working on deal flow for Forbion Fund IV, Forbion Fund V, Forbion Growth Opportunities Fund I, and BioGeneration Ventures IV and any other new Forbion or BGV Fund.

18.1.2 Employee shall be allowed to act in the capacity as an employee, director, advisor or consultant at Oxitope Pharma B.V. on the research and development of antibodies for oxidized phospholipids for inflammation, including for the development of a gene therapy format for certain Oxitope antibodies and dyslipidemia-related complications such as NASH and vascular dementias.

18.1.3 Employee shall be allowed to act in the capacity as an employee, director, advisor or consultant at Dyne Therapeutics (https://www.dyne-tx.com/) on the research and development of anti-sense and gene-skipping technologies for Duchenne, DMD and other muscle diseases based on antibody-DNA conjugates.

 18.1.4 Employee shall be allowed to serve on the Scientific Advisory Boards of Forbion’s portfolio companies Engene Inc. (advising on the research and development of gene therapies for diseases of the digestive system, lungs and bladder) and Hookipa Pharma Inc. (advising on the research and development of arena virus gene vector-based vaccines and treatments of immunotherapeutics, targeting infectious diseases and cancers).

18.1.5 In addition to the activities described in Clauses 18.1.1 through 18.1.4, Employee shall be allowed to act in the capacity of an employee, director, advisor or consultant for any company engaged in the research, development and other business activities in the Additional Permitted Fields (as defined below), including the research and development of gene therapies in such fields (more specifically including but not limited to such gene therapies targeting the central nervous system, liver or using Adeno Associated Virus Serotype 5 (AAV5)), provided that Employee provides advance written notice to Employer of any work in such Additional Permitted Fields (consisting of a notice of the name of the company, the date such work is to commence and the scope of the field the Employee will be working in). Additional Permitted

Fields means the fields of: dyslipidemia (excluding ANGPTL3); oxidized phospholipids; and any additional targets or indications that may be added pursuant to the following provisions of this Section 18.1.5. Employee shall be allowed to add additional targets or indications to the list of Additional Permitted Fields upon written notice (including email to legalnotices@uniqure.com) to Employer and Employer’s written acknowledgement within two weeks of receipt of such notice that such additional target or indication was not an area being evaluated, researched or developed by Employer or its affiliates: (i) in the case of a program or project involving AAV5, during the period from Employee’s date of hire through the date of the written notice of such additional target or indication; and (ii) in the case of all other programs or projects, during the period from Employee’s date of hire through the Termination Date. In the event the acknowledgement in the foregoing sense cannot be given, the Employer shall provide the Employee with sufficient documentation in order for the Employee to be able to properly verify that such additional target or indication was indeed an area being evaluated, researched or developed by Employer or its affiliates during the applicable period. (For clarification, the requirement that Employee provide notice to Employer of work in Additional Permitted Fields shall only apply during the Non-Competition Period, which expires August 31, 2021.)

18.1.6 Notwithstanding the above, Employee acknowledges that he shall not at any time be allowed to be engaged in any activity involving the use of proprietary technologies of Employer or its affiliates as evidenced in writing (by electronic or other documents), including, without limitation, miQURE technology, Synpromics promoters, uniQure’s Dual Bac technology, uniQure’s insect cell rep patents and technology, and uniQure’s proprietary technology built on AAV5 technology.

18.2   Non-Competition. Except as provided in Clause 18.1, during the period beginning on execution of this Agreement and extending through August 31, 2021 (the “Non-Competition Period), without the prior written consent of the Employer (which will not be unreasonably withheld), the Employee shall not be engaged or involved or have any share in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties (including, without limitation, in any role (paid or unpaid) as an employee, director, advisor, or consultant), in any enterprise competing with that of the Employer and/or the Employer’s affiliates (including, the fields of gene therapies targeting the central nervous system, gene therapies targeting the liver, and gene therapies using Adeno-Associated Virus Serotype 5 (aka AAV5)), nor act, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, as an intermediary in relation to such activities.

18.3   Except as provided in Clause 18.1, for the Non-Competition Period, without the prior written consent of the Employer (which will not be unreasonably withheld), the Employee shall not perform or have performed professional services in connection with any product or research or development or commercialization that competes with products, or research or development or commercialization of Employer (“Employer’s Activities”), directly or indirectly, (including, in the fields of gene therapies targeting the central nervous system, gene therapies targeting the liver, and gene therapies using Adeno-Associated Virus Serotype 5 (aka AAV5)) whether on his own behalf or for third parties, provided the Employer’s Activities have been started prior to the Termination Date.

18.4   RESERVED.

18.5   Non-Solicitation of uniQure Employees. Both during the term of the Agreement and during the Non-Competition Period, without the prior written consent of the Employer (which will not be unreasonably withheld), the Employee shall refrain, from becoming engaged or involved in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in actively enticing away, taking (or causing to have taken) into employment, nor make use of, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, the work of employees or persons who in a period beginning one year prior to the Termination Date and extending through the Non-Competition Period are or have been in the employment of the Employer and/or the Employer’s affiliates (“uniQure Employees”, each a “uniQure Employee”). Employee shall make any company or other third party he works for as an employee, consultant, or advisor aware of his obligations pursuant to this Clause 18. Notwithstanding the provisions of Section 18.1, it shall not be a “Permitted Activity” for Employee to work as (or continue to work as) an employee, consultant or advisor for any company or other third party that, during the Non-Competition Period, takes into employment, or makes use of, in any manner whatsoever, directly or indirectly, the work of a uniQure Employee. In the case of a large pharmaceutical company having multiple divisions or a university of higher education, the hiring of a uniQure Employee for a project or division unrelated to the services being performed by Employee will not affect the status of any otherwise “Permitted Activity”.

18.6   Employee acknowledges and agrees to adhere to this clause as the Employer has a serious business interest in binding the Employee to the non-competition and business relationship clause, due to the fact that (i) within the organization of the Employer competition-sensitive information as well as confidential information related to the Employer, such as but not limited to products, or research or development or commercialization of Employer (“Sensitive Business Information”) are available and (ii) in the position of Executive Vice President, Research and Product Development the Employee has had access to this Sensitive Business Information and may have continued access to such Sensitive Business Information and/or has maintained contacts with partners, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Employer has a well-founded fear that its business interest will be harmed substantially if the Employee performs competing activities as set forth in Clause 18 during the Non-Competition Period.

18.7   Penalty Clause.  In the event the Employee acts in violation of any of the obligations under the articles 18 through 19 of this Agreement or Article 10 of the Employment Agreement (Confidentiality), the Employee shall (upon written objective substantiation of such violation), contrary to section 7:650 paragraphs 3, 4 and 5 Dutch Civil Code, without notice of default being required, forfeit to the Employer for each such violation, a penalty in the maximum amount of EUR 10.000,00 comprising of as well as a penalty of EUR 1.000,00 for each day such violation has taken place and continues. Alternatively, the Employer will be entitled to claim full damages.  Employee acknowledges that certain economic benefits beyond the severance provisions of his Employment Agreement have been provided in this Agreement (including, the acceleration of certain equity grants), and the value of such additional benefits would be included as part of any claim for full damages.

19.      Employee agrees, to the extent permitted by law, that he will not, at any time after the Effective Date hereof, make any negative announcements, remarks or comments, orally or in writing that reasonably could be construed to be derogatory or disparaging to the Employer or its affiliates (collectively, the “Company”) or any of shareholders, officers, directors, employees, attorneys or agents, of the Company, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company. Notwithstanding the above, your non-disparagement obligation shall not prohibit you from testifying truthfully in any legal proceeding or as otherwise required by law.

20.      As of the Termination Date, Employee releases and forever discharges the Employer and its affiliates and each of their directors, officers and employees from each and every claim in law or equity that Employee may have had, or may have, that has arisen directly or indirectly out of, or that relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing prior to the Termination Date.

21.      The Parties will release an internal and external notification announcing the termination of the Employment Contract of the Employee. The external announcement is targeted to be released within one week of the Effective Date but will be determined between Parties. The content of the external communication will be coordinated between Employee and Employer’s Investor Relations department. The internal announcement will be made shortly prior to the external announcement on a date and time to be determined by Employer. Prior to the internal announcement, Employee will not discuss his (potential) departure with the staff. The (content of the) internal announcement will be coordinated between Employee and the Employer’s Human Resources department. Notwithstanding the forgoing, Employer may make any public disclosure, including disclosure of the Agreement, that is reasonably required by law.

22.      If any of the Employee’s social media profiles state that he works for the Employer, no later than on the Termination Date the Employee must ensure that those references are updated to reflect the actual situation, either by removing the reference or by stating the date on which his or her employment ended.

23.      The Parties will observe strict confidentiality in respect of third parties regarding both the formation and the substance of this Agreement unless the law orders or reasonably requires either Party to disclose this Agreement or parts thereof.

24.      The Parties waive their rights to rescind this Agreement. In the event that a court holds any provision of this Agreement to be void or otherwise non-binding, the remaining provisions of this Agreement will remain in full force and effect.

25.      With the exception of the obligations arising from this Agreement, the Employee and the Employer, including its affiliated legal entities, employees and directors, grant each other full and final discharge from liability regarding all claims arising from the Employment Contract, its termination or the CAO (where applicable) or for whatever other reason.

26.      By signing this Agreement, the Employee expressly declares that (a) he has a proper and full understanding of the substance and consequences of this Agreement, (b) he agrees to the substance and consequences of this Agreement, (c) he has been given the opportunity to seek assistance or advice from a legal advisor, and (d) he has not concealed any facts and/or circumstances of which he should reasonably be aware that they could have affected this Agreement.

27.      Since the Employee resigns and this Agreement is solely meant to lay down the consequences of this resignation for the period until the Termination Date and the period thereafter as well as the fact that the Employee intends to start in a new position with another employer, the Parties are of the opinion that this Agreement does not qualify as an early retirement scheme (RVU).

28.      This Agreement is a settlement agreement within the meaning of Section 900 of Book 7 of the Dutch Civil Code. Therefore, Sections 900 up to and including 906 of Book 7 of the Dutch Civil Code apply to this Agreement.

29.      This Agreement is governed by Dutch law. The Dutch courts have jurisdiction to hear any disputes ensuing from it.

Agreed and signed in duplicate,

Signed for approval:	Signed for approval:

/s/J. L. Burggraaf	/s/ S.J.H. van Deventer
On behalf of uniQure biopharma B.V.	Employee
J.L. Burggraaf	S.J.H. van Deventer

Date: August 25, 2020	Date: August 25, 2020
City: Amsterdam	City: Amsterdam

Signed for Release of Claims on the Termination Date:

/s/ S.J.H. van Deventer
Employee
Date: September 14, 2020
City: Amsterdam